Exhibit 10.56

WAIVER AND AMENDMENT NO. 8

This Waiver and Amendment No. 8 dated as of May 3, 2005 (this “Waiver and Amendment”) is among the Persons that have executed this Waiver and Amendment (the “Parties”). Capitalized terms used, but not defined, in this Waiver and Amendment are used as defined in the Lease Agreement, dated as of November 30, 2001 (the “Lease”), between Wells Fargo Bank Northwest, National Association, as Owner Trustee under S&F Trust 1998-1, as lessor, and Smart & Final Inc., as lessee (“Lessee”), as modified by (i) Waiver and Amendment Agreement No. 1, dated as of June 4, 2002, (ii) Waiver and Amendment Agreement No. 2, dated as of February 14, 2003, (iii) Amendment Agreement No. 3, dated as of June 1, 2003, (iv) Waiver and Amendment Agreement, No. 4, dated as of July 11, 2003, (v) Consent, Waiver, Collateral Release and Amendment Agreement No. 5A, dated as of September 3, 2003, (vi) First Supplement to Consent, Waiver, Collateral Release and Amendment Agreement No. 5A, dated as of September 5, 2003, (vii) Consent, Waiver and Amendment Agreement No. 5B, dated as of September 26, 2003, (viii) Sixth Amendment and Waiver to Lease Agreement, dated as of September 12, 2003, (ix) Amendment Agreement No. 7, dated as of October 21, 2003, (x) Consent and Waiver, dated as of March 8, 2004, and (xi) Consent and Waiver, dated as of May 1, 2004.

RECITALS

A. Lessee has informed the Agent that it exceeded the Capital Expenditures limitation set forth Section 28.5(e) of the Lease for the quarter ending March 27, 2005. Such occurrence is a Lease Event of Default pursuant to Section 17.1 of the Lease.

B. Lessee has requested and the Majority Secured Parties, on the terms and subject to the conditions of this Waiver and Amendment, have agreed to waive the Lease Event of Default described above (“Waived Default”).

C. The Credit Agreement, dated as of November 30, 2001, among the Lessee, certain financial institutions and BNP Paribas as administrative agent was amended and restated as of November 18, 2004 (the “Amended and Restated Credit Agreement”). Certain financial covenants in the Amended and Restated Credit Agreement were changed from the original Credit Agreement.

D. Lessee has requested that the financial covenants in the Lease be amended to be made consistent with the financial covenants in the Amended and Restated Credit Agreement.

NOW, THEREFORE, for good and valuable consideration received, the Parties hereto agree as follows:

1. Waiver. The Majority Secured Parties, on the terms and subject to the conditions of this Waiver and Amendment, hereby waive the Waived Default.

2. Amendments.

(a) The following definitions in Appendix A of the Participation Agreement are amended to read as follows:

“Adjusted EBITDA” means, for any period, determined for the Lessee and its Subsidiaries on a Consolidated basis, EBITDA.

“EBITDA” means, for any period, net income (or net loss) excluding all non-cash extraordinary items of gain or loss, plus, to the extent deducted in determining such net income (or net loss), the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) all other non-cash charges (including impairment charges with respect to assets and goodwill, but excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period).

“Fixed Charge Coverage Ratio” means, as of any date of determination, determined for the period of four consecutive fiscal quarters ending as of the last day of each fiscal quarter of the Lessee, the ratio of (a) the sum of Consolidated EBITDA of the Lessee and its Subsidiaries and (ii) rent expense for the Borrower and its Subsidiaries on a Consolidated basis for the four most recently completed fiscal quarters of the Borrower to (b) the sum of Consolidated Interest Expense of the Lessee and its Subsidiaries, (ii) rent expense for the Lessee and its Subsidiaries on a Consolidated basis for the four most recently completed fiscal quarters of the Borrower and (iii) dividends paid by the Lessee that are permitted under Section 28.3(f) of the Lease.”

(b) Section 28.3(f)(ii) of the Lease is amended and restated in its entirety to read as follows:

“(ii) Lessee may declare and pay cash dividends to its stockholders pursuant in an amount not to exceed $10,000,000 per fiscal year of the Lessee commencing with fiscal year 2005;”

(c) Section 28.5 of the Lease is amended and restated in its entirety to read as follows:

“So long as the Advance or any other Obligation of any Credit Party under any Operative Agreement shall remain unpaid, Lessee will:

(a) Net Worth. Maintain at all times a Consolidated Net Worth of not less than the sum of (i) $210,000,000 (beginning October 4, 2004) plus (ii) 50% of positive cumulative Consolidated Net Income for the fiscal quarter ending January 2, 2005 and each fiscal quarter thereafter (but without any deduction for any period in which Consolidated Net Income is a negative number) plus (iii) 100% of the amount of all cash proceeds of any equity issuances by Lessee or any of its Subsidiaries after the date of the Waiver and Amendment No. 8 to this Agreement; provided, however, that changes in other comprehensive income shall be disregarded in calculating Consolidated Net Worth.

(b) Senior Leverage Ratio. Not permit the Senior Leverage Ratio at the end of any fiscal quarter of the Lessee commencing with the second fiscal quarter of fiscal year 2005 to exceed 1.60 to 1.0.

(c) Adjusted Leverage Ratio. Not permit the Adjusted Leverage Ratio at the end of any fiscal quarter of Lessee commencing with the second fiscal quarter of Fiscal Year 2005 to exceed 3.50 to 1.0.

(d) Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio at the end of any fiscal quarter of Lessee commencing with the second fiscal quarter of Fiscal Year 2005 to be less than 2.25 to 1.0.

(e) Capital Expenditures. Not make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by Lessee and its Subsidiaries to exceed $60,000,000 during any Fiscal Year.”

3. Lessee’s Agreements and Acknowledgements. The Lessee acknowledges and agrees to all matters approved or waived by the Majority Secured Parties in Section 1 of this Waiver and Amendment.

4. Conditions Precedent. This Waiver and Amendment shall not be effective until the date (the “Waiver and Amendment Closing Date”) that each of the following conditions precedent shall have been satisfied.

(a) Certain Documents. The Agent shall have received all of the following, in form and substance satisfactory to the Agent:

(i) Waiver and Amendment. This Waiver and Amendment, duly executed by the Lessee and each Guarantor and any other instrument, document or certificate required by the Agent to be executed or delivered by the Lessee or any other Person in connection with this Waiver and Amendment, duly executed by them (collectively, the “Waiver and Amendment Documents”);

(ii) Consent of Majority Secured Parties. This Waiver and Amendment duly executed by the Majority Secured Parties; and

(iii) Additional Information. Such additional documents, instruments and information as the Agent may reasonably request to effect the transactions contemplated hereby.

(b) Corporate Proceedings Satisfactory. All corporate proceedings taken in connection with the transactions contemplated by this Waiver and Amendment and all other agreements, documents and instruments executed or delivered pursuant to it, and all legal matters incident thereto, shall be satisfactory to the Agent.

(c) No Lease Default or Lease Event of Default. No Lease Default or Lease Event of Default shall have occurred and be continuing after giving effect to this Waiver and Amendment.

5. Representations and Warranties. Each Credit Party represents and warrants to the Agent and the Secured Parties that, as of the date of and after giving effect to this Waiver and Amendment, (a) the execution, delivery and performance of this Waiver and Amendment and all other Waiver and Amendment Documents executed or delivered in connection herewith have been authorized by all requisite corporate action on the part of each Credit Party and will not violate any Credit Party’s certificate of incorporation or bylaws, (b) all representations and warranties set forth in the Lease and in any other Operative Agreement are true and correct as if made again on and as of such date (except those, if any, that by their terms specifically relate only to an earlier date, in which case such representations and warranties are true and correct as of the earlier date), (c) no Lease Default or Lease Event of Default has occurred and is continuing, and

(d) the Lease and all other Operative Agreements are and remain legal, valid, binding and enforceable obligations in accordance with their terms.

6. Survival of Representations and Warranties. All representations and warranties made by any Credit Party in this Waiver and Amendment or any other Operative Agreement shall survive the execution and delivery of this Waiver and Amendment and the other Operative Agreements, and no investigation by the Agent or the Secured Parties, or any closing, shall affect the representations and warranties or the right of the Agent and the Secured Parties to rely thereon.

7. Costs and Expenses. The Lessee shall pay on demand all reasonable costs and expenses of the Agent (including the reasonable fees, costs and expenses of counsel to the Agent) incurred in connection with the preparation, execution and delivery of this Waiver and Amendment.

8. Governing Law. THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT-OF-LAWS PRINCIPLES.

9. Execution. This Waiver and Amendment may be executed in any number of counterparts and by different Parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. A Party’s delivery of an executed counterpart of this Waiver and Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Waiver and Amendment.

10. Limited Effect. This Waiver and Amendment relates only to the specific matters it covers, shall not be considered to be a waiver of any other rights any Secured Party may have under the Operative Agreements, and shall not be considered to create a course of dealing or to otherwise obligate any Secured Party to grant similar waivers or execute any amendments under the same or similar circumstances in the future.

11. Ratification by Guarantors. Each Guarantor consents to this Waiver and Amendment, and each Guarantor acknowledges that its guaranty remains in full force and effect without any modification.

12. Certain Waivers. Each Credit Party agrees that none of the Financing Parties shall be liable under a claim of, and waives any claim against any Financing Party based upon lender liability (including, but not limited to, liability for breach of the implied covenant of good faith and fair dealing, fraud, negligence, conversion, misrepresentation, duress, control and interference, infliction of emotional distress, defamation and breach of fiduciary duty) as a result hereof, the discussions conducted pursuant hereto, or any course of action taken by any Financing Party in response thereto or arising therefrom. This Section 12 shall survive the execution and delivery of this Waiver and Amendment and the expiration or termination of the Lease.

LESSOR:

Wells Fargo Bank Northwest, National Association,

As Owner Trustee under S&F Trust 1998-1

By:	/s/ VAL T. ORTON
Name:	Val T. Orton
Title:	Vice President

LESSEE:

Smart & Final Inc.

By:	/s/ RICHARD N. PHEGLEY
Name:	Richard N. Phegley
Title:	Senior Vice President and
Chief Financial Officer

A-2 LENDER, B LENDER AND HOLDER:

Casino USA, Inc.

By:	/s/ ANDRE DELOLMO
Name:	Andre Delolmo
Title:	President

A-2 LENDER:

General Electric Capital Corporation,

as successor in interest to GMAC Business Credit, LLC

By:	/s/ JAMES H. KAUFMAN
Name:	James H. Kaufman
Title:	Duly Authorized Signatory

A-2 LENDER:

Natexis Banques Populaires

By:	/s/ NICOLAS REGENT	By:	/s/ PIETER J. VAN TULDER
Name:	Nicolas Regent	Name:	Pieter J. van Tulder
Title:	Vice President Multinational	Title:	Group Head

A-2 LENDER:

BNP Paribas Leasing Corporation

By:	/s/ LLOYD G. COX	By:	/s/ BARRY MENDELSOHN
Name:	Lloyd G. Cox	Name:	Barry Mendelsohn
Title:	Managing Director	Title:	Director

A-2 LENDER AND AGENT:

Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.

“Rabobank Nederland,” New York Branch

By:	/s/ BRADFORD F. SCOTT	By:	/s/ REBECCA O. MORROW
Name:	Bradford F. Scott	Name:	Rebecca O. Morrow
Title:	Executive Director	Title:	Executive Director

B LENDER:

GE Commercial Equipment Financing Corporation

By:	/s/ JAMES H. KAUFMAN
Name:	James H. Kaufman
Title:	Duly Authorized Signatory

GUARANTORS:

American Foodservices Distributors

Smart & Final Stores Corporation

Smart & Final Oregon, Inc.

Port Stockton Food Distributors, Inc.

Amerifoods Trading Company

Casino Frozen Foods, Inc.

FoodService Specialists.Com, Inc.

Okum Produce International, Inc.

HL Holding Corporation

By:	/s/ RICHARD N. PHEGLEY
Name:	Richard N. Phegley
Title:	Senior Vice President and
Chief Financial Officer

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